Exhibit 99.01

OGE Energy Corp. reports first quarter results
Guidance reaffirmed for 2013

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE) today reported earnings of $0.23 per diluted share for the three months ended March 31, 2013 compared to $0.38 per diluted share for the first quarter of 2012.

OG&E, a regulated electric utility, contributed earnings of $0.13 per share in the first quarter, compared with earnings of $0.13 per share in the first quarter last year. Enogex, a midstream natural gas business, contributed earnings of $0.12 per share compared with earnings of $0.25 per share in the year-ago quarter. The holding company posted a loss of $0.02 per share in the first quarter of 2013 compared to breakeven results for the same period in 2012.

"Both businesses continue to be well-positioned for growth," said Pete Delaney, OGE Energy chairman, president and CEO. "The utility's cost performance initiatives coupled with a sound local economy continue to deliver value as expected. Enogex, well positioned in prolific basins, gathered and processed record volumes within the headwinds of a challenging commodity environment. We are pleased that we closed yesterday on the midstream partnership with CenterPoint and can begin to realize the enhanced value proposition of the combination."

Discussion of First Quarter 2013
OGE Energy's consolidated gross margin on revenues was $348 million in the first quarter, compared with $355 million a year ago. Net income attributable to OGE Energy was $23 million in the first quarter, compared to $37 million in the year-ago quarter.

OG&E's gross margin on revenues was $243 million in the first quarter, compared with $231 million in the comparable quarter last year. The increase was primarily due to revenues associated with transmission projects, favorable weather and new customer growth. Net income at the utility was $13 million, which included the previously announced one-time reserve associated with Oklahoma investment tax credits.

Enogex's gross margin on revenues was $105 million in the first quarter, compared with $124 million in the comparable quarter last year. The decrease was due to lower gross margins in the processing and transportation businesses primarily resulting from the previously announced conversion of a major customer to a fee-based processing arrangement and lower natural gas liquids prices. The decrease in gross margin was partially offset by a 16% increase in processing volumes and a 15% increase in gathered volumes. Net income attributable to OGE Enogex Holdings decreased from $25 million in the first quarter of 2012 to $12 million in the first quarter of 2013 in part due to higher depreciation expense associated with system expansion in addition to lower gross margin on revenues. OGE Energy's portion of EBITDA decreased from $66 million in the first quarter of 2012 to $49 million in the first quarter of 2013.

2013 Outlook
OGE Energy's 2013 consolidated earnings guidance is unchanged at $3.35 to $3.60 per average diluted share. This guidance assumes normal weather for the remainder of the year, but excludes any impact from the midstream partnership with CenterPoint Energy. More information regarding the Company's 2013 earnings guidance is contained in the Company's 2012 10-K on file with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for the rest of 2013 on Thursday, May 2, at 8 a.m. CDT. The conference will be available through www.oge.com. OGE Energy is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility serving more than 801,000 customers in Oklahoma and western Arkansas. In addition, OGE holds 50 percent of the general partner interest created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Non-GAAP Financial Measures
Enogex has included in this release the non-GAAP financial measure EBITDA. Enogex defines EBITDA as net income attributable to Enogex Holdings before interest, income taxes and depreciation and amortization. EBITDA is a supplemental non-GAAP financial measure used by external users of the Company's financial statements such as investors, commercial banks and others, to assess:

•	the financial performance of Enogex's assets without regard to financing methods, capital structure or historical cost basis;

•	Enogex's operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Enogex provides a reconciliation of EBITDA to net income attributable to Enogex Holdings, which Enogex considers to be its most directly comparable financial measure as calculated and presented in accordance with GAAP. The non-GAAP financial measure of EBITDA should not be considered as an alternative to GAAP net income attributable to Enogex Holdings. EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. EBITDA should not be considered in isolation or as a substitute for analysis of Enogex's results as reported under GAAP. Because EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in Enogex's industry, Enogex's definition of EBITDA may not be comparable to a similarly titled measure of other companies. To compensate for the limitations of EBITDA as an analytical tool, Enogex believes it is important to review the comparable GAAP measure and understand the differences between the measures. A reconciliation of EBITDA is below and is available on OGE Energy's website: www.oge.com.

Reconciliation of EBITDA to net income attributable to Enogex Holdings

	Three Months Ended
	March 31,
(In millions)	2013	2012
Net income attributable to Enogex Holdings	$24.8	$49.5
Add:
Interest expense, net	8.1	7.6
Income tax expense (A)	0.1	0.1
Depreciation and amortization expense (B)	28.3	24.1
EBITDA	$61.3	$81.3

OGE Energy's portion	$49.0	$66.1

(A)	As of November 1, 2010, Enogex Holdings' earnings are no longer subject to tax (other than Texas state margin taxes) and are taxable at the individual partner level.

(B)
Includes amortization of certain customer-based intangible assets associated with the acquisition from Cordillera Energy Partners III, LLC in November 2011, which is included in gross margin for financial reporting purposes.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other as well as the processing contract mix between percent-of-liquids, percent-of-proceeds, keep-whole and fixed-fee; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company's nonregulated business compared with the Company's regulated utility business; the risk that the midstream partnership between OGE Energy and CenterPoint Energy, Inc. may not be able to successfully integrate the operations of Enogex LLC and a wholly-owned subsidiary of CenterPoint Energy Inc.; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2012.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)
	Three Months Ended
	March 31,
	2013	2012
	(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$455.5	$426.7
Natural Gas Midstream Operations operating revenues	445.9	414.0
Total operating revenues	901.4	840.7
COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	199.4	183.6
Natural Gas Midstream Operations cost of goods sold	353.6	301.7
Total cost of goods sold	553.0	485.3
Gross margin on revenues	348.4	355.4
OPERATING EXPENSES
Other operation and maintenance	148.0	147.6
Depreciation and amortization	91.9	86.6
Impairment of assets	—	0.2
Gain on insurance proceeds	—	(7.5)
Taxes other than income	33.1	30.2
Total operating expenses	273.0	257.1
OPERATING INCOME	75.4	98.3
OTHER INCOME (EXPENSE)
Interest income	0.1	—
Allowance for equity funds used during construction	1.2	1.9
Other income	14.6	7.7
Other expense	(6.5)	(1.9)
Net other income	9.4	7.7
INTEREST EXPENSE
Interest on long-term debt	39.7	39.2
Allowance for borrowed funds used during construction	(0.7)	(1.1)
Interest on short-term debt and other interest charges	2.2	2.0
Interest expense	41.2	40.1
INCOME BEFORE TAXES	43.6	65.9
INCOME TAX EXPENSE	15.6	18.4
NET INCOME	28.0	47.5
Less: Net income attributable to noncontrolling interests	4.9	10.4
NET INCOME ATTRIBUTABLE TO OGE ENERGY	$23.1	$37.1

BASIC AVERAGE COMMON SHARES OUTSTANDING	98.9	98.3
DILUTED AVERAGE COMMON SHARES OUTSTANDING	99.4	98.8

BASIC EARNINGS PER AVERAGE COMMON SHARE ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.23	$0.38

DILUTED EARNINGS PER AVERAGE COMMON SHARES ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.23	$0.38

DIVIDENDS DECLARED PER COMMON SHARE	$0.4175	$0.3925

OGE Energy Corp.
financial and statistical data
(unaudited)
	Three Months Ended
	March 31,
	2013	2012
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$183.4	$169.6
Commercial	105.6	99.9
Industrial	46.1	44.2
Oilfield	36.8	36.6
Public authorities and street light	41.6	39.4
Sales for resale	14.5	12.8
System sales revenues	428.0	402.5
Off-system sales revenues	2.1	8.9
Other	25.4	15.3
Total operating revenues	$455.5	$426.7
Sales of electricity - Megawatt-hour sales by classification
Residential	2.2	1.9
Commercial	1.5	1.5
Industrial	0.9	1.0
Oilfield	0.8	0.8
Public authorities and street light	0.7	0.7
Sales for resale	0.3	0.3
System sales	6.4	6.2
Off-system sales	0.1	0.4
Total sales	6.5	6.6
Number of customers	801,194	792,065
Weighted average cost of energy per kilowatt-hour - cents
Natural gas	3.409	2.937
Coal	2.286	2.246
Total fuel	2.827	2.500
Total fuel and purchased power	3.037	2.735
Degree days
Heating - Actual	1,800	1,382
Heating - Normal	1,798	1,798
Cooling - Actual	4	61
Cooling - Normal	13	13
NATURAL GAS MIDSTREAM OPERATIONS
Operating revenues	$464.3	$429.6
Operating income	$24.3	$58.7
Net income attributable to OGE Enogex Holdings	$12.3	$25.0
Net cash provided from operating activities	$28.9	$54.1
Capital expenditures	$128.2	$118.5

Gathered volumes – TBtu/d (a)	1.53	1.33
Incremental transportation volumes – TBtu/d (b)	0.63	0.52
Total throughput volumes – TBtu/d	2.16	1.85

Natural gas processed – TBtu/d	1.06	0.91

Condensate sold – million gallons	12	10
Average condensate sales price per gallon	$1.97	$2.17

NGLs (c) sold (purchased) (keep-whole) – million gallons (d)	(74)	37
NGLs sold (purchased) (for resale) – million gallons	235	155
NGLs sold (percent-of-liquids) – million gallons	5	6
NGLs sold (percent-of-proceeds) – million gallons	4	3
Total NGLs sold – million gallons	170	201

Average NGLs sales price per gallon	$1.09	$0.99
Average NGLs sales price per gallon (without ethane)	$1.30	$1.50
Average natural gas sales price per million British thermal unit	$3.33	$2.80

(a) Trillion British thermal units per day.
(b) Incremental transportation volumes consist of natural gas moved only on the transportation pipeline.
(c) Natural gas liquids
(d) Keep-whole NGLs purchased, rather than sold, in 2013 due to some producers electing ethane recovery while Enogex was physically rejecting ethane, which resulted in Enogex returning more NGLs to producers than extracted from processing.